Exhibit (g)(vi)

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

Amendment

No.1

This Amendment made by and between Thrivent Financial for Lutherans (“Company”) and SCOR Global Life USA Reinsurance Company (“Reinsurer”) revises and becomes part of the YRT Agreement No. 201711.1 (“Agreement”), effective November 11, 2017, as follows:

1.

Effective November 11,2017, the following section is added to Article 2, Automatic Reinsurance:

j)

If an individual risk meets all other requirements for automatic reinsurance and is a player or coach on a National Hockey League, National Football League, National Basketball Association or Major League Baseball team, prior to ceding the risk under this Agreement, the Ceding Company must confirm Reinsurer’s available capacity for that risk. The Ceding Company, by telephone or electronic mail, shall: (1) notify the Reinsurer’s Chief Underwriter or designate of the applicant’s name, date of birth, sport and team affiliation, the total insurance in-force and to be placed, and the face amount required from the Reinsurer; and (2) confirm that the risk has completed an application for insurance. The Reinsurer shall endeavor to inform the Ceding Company of its available capacity for the risk within two business days. After the Reinsurer has advised its available capacity, the Ceding Company may cede no more than that amount on an automatic basis.

2.

Effective January 1, 2019, Schedule A, Specifications, is hereby replaced with the attached Schedule A.

3.

Effective January 1, 2019, Exhibit I, Premium Rates, is hereby replaced by the attached Exhibit I.

This Amendment does not alter, amend or modify the Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

Executed in duplicate by	Executed in duplicate by
Thrivent Financial for Lutherans	SCOR Global Life Company USA Reinsurance
Company

on 3/25/19	on 3/18/19

Susan Oberman Smith	Stephanie T Dunn
Signature	Signature

Susan Oberman Smith	Stephanie T. Dunn
Name in Text	Name in Text

Vice President	Vice President
Title	Title

on 7/18/19	on 3/18/19

Douglas Bearrood	James T. Liell
Signature	Signature

Douglas Bearrood	James T. Liell
Name in Text	Name in Text

VP	VP
Title	Title

Schedule A

Specifications

Effective l / l /2019

1.	Type of Business

2.	Plans of lnsurance	4.	Maximum Issue Age

		5.	Maximum Mortality

3.	Basis of Reinsurance	6.	Minimum Amounts Initial - Automatic Initial - Facultative Subsequent
	Ceding Company’s Share:
	Reinsurer’s Share:

      201711.1.1

      Effective

Individual life insurance issued directly by Ceding Company	10% First Dollar Quota Share 67.5% First Dollar Quota Share and 75% Excess share

Level Term lll- Thrivent Level Term to 95 (10/10, 15/15,20/20 and 30/30)
Thrivent Term IV-Agent Sold (I 0, I 5, 20 and 30 Year Level Term	Plan 10/10	Ages 75
	15/15	70
	20/20	65
Accelerated Death Benefit Rider	30/30	55 (Non-Tobacco); 50 (Tobacco)

Any additional benefit or rider that is not mentioned above is excluded from reinsurance coverage under this Agreement.	Each individual risk must not exceed Table 16, Table P, 500% or its equivalent on a flat extra premium basis.

	$1
	$100,000
	$1
First Dollar Quota Share and Excess

[                    ]

      201711.1.1

      Effective